STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Drinks Americas Holdings, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.           The name of the corporation is Drinks Americas Holdings, Ltd.

2.           That a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock was filed by the Secretary of State of Delaware on September 14, 2010 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy or defect of said Certificate is: The Certificate incorrectly stated that each holder of the shares of the Preferred Stock shall have the right to the number of votes equal to 165 times the number of Conversion Shares then issuable upon conversion of the Preferred Stock. The correct number of votes held by holders of the shares of the Preferred Stock is 165 times the number of shares of Preferred Stock.

4.           Section 4 of the Certificate is corrected to read as follows:

Section 4.                      Voting Rights. Except as otherwise provided herein or as otherwise required by law, each holder of the shares of Preferred Stock shall have the right to the number of votes equal to 165 times the number of shares of Preferred Stock held by such Holder in all matters as to which shareholders are required or permitted to vote, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in this Certificate of Designation, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, as to any Holder the right to vote such shares shall be limited to 165 times the number of shares of Preferred Stock held by such Holder on the record date for such vote. To the extent permitted under applicable corporate law, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of this Corporation entitled to vote on an action.  Without limiting the generality of the foregoing the Corporation may take any of the actions by the affirmative vote of the holders of a majority of the Preferred Stock and the Common Stock and other voting Common Stock Equivalents, voting together as one class, with each holder of Preferred Stock having the number of votes set forth above.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 23rd day of September, 2010.

By: /s/ J. Patrick Kenny

Name: J. Patrick Kenny

Title: President & Chief Executive Officer